Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Announces Retirement of Founding CEO Raymond E. Dellerba

and Appointment of Steven K. Buster as His Successor

Costa Mesa, Calif., April 23, 2013 – GlobeNewswire. Pacific Mercantile Bancorp (NASDAQ: PMBC). Pacific Mercantile Bancorp (the “Company”), parent of Pacific Mercantile Bank (the “Bank” or “PMB”), today announced the retirement of its founding CEO, Raymond E. Dellerba, and the appointment of Steven Buster as his successor as President and Chief Executive Officer of the Company and the Bank. Mr. Dellerba, who reached retirement age in January of this year, has agreed to stay on with the Company as a Director, and to provide strategic counsel and market support to the new CEO over the next two years in the newly created position of CEO Emeritus and Founder.

Mr. Dellerba founded the Bank in 1998, led efforts to raise $150 million in equity for the Company, and continued to lead it until his retirement. Under his leadership, the Bank experienced strong growth and became Orange County’s largest local bank. During his tenure, the Bank opened major offices in Newport Beach, Costa Mesa, San Juan Capistrano, La Habra, Beverly Hills, Ontario, and La Jolla.

“I couldn’t be more pleased that Steve Buster has agreed to take the helm at PMB,” Mr. Dellerba said. “Finding the right leader for the Company as I retire has been a major objective for me and my fellow Directors.” “To have a banker of Steve’s stature join us is a great outcome. I look forward to supporting his leadership as the Company grows and prospers in the future,” he added.

A Fullerton native and holder of a BA and MBA from USC, Mr. Buster has held senior positions at First Interstate Bank, Standard Chartered Bank, and most recently as Chief Executive Officer of the $3.0 billion Mechanics Bank in Richmond, California, which post he held for 9 years. He is the immediate past Chairman of the California Bankers Association, and is active in many other industry and civic groups in the state.

“I am delighted to join the Company and the Bank as CEO and appreciate very much the opportunity to build on the legacy that has been created here,” Mr. Buster said. “It’s also a great pleasure to come home to Orange County and Southern California as I step into the leadership of one of the area’s key business banks.”

“The Company and the Bank are most fortunate today, as are both our clients and employees,” said Chairman of the Board Edward J. Carpenter. “Ray Dellerba has done what few bankers have accomplished, in building and growing an Orange County-based bank to over $1.2 billion in assets. His agreement to play a key support role in the Bank following his retirement, while remaining as a Director and CEO Emeritus, is a benefit to the Company. Steve Buster, past Chairman of the California Bankers Association and a major figure in our state’s banking industry, stepping in as Ray’s successor – well positions the Bank for the future.”

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About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank (“PMB”). PMB is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank’s major product lines include commercial loans, commercial real estate loans, entertainment industry loans, small business (SBA) loans, import-export loans, mortgage loans, asset based financing, deposit products, treasury and cash management services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 billion as of December 31, 2012. PMB operates a total of seven financial centers in Southern California, four in Orange County located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano, one in Los Angeles County in the city of Beverly Hills, one in San Diego County in the city of La Jolla and one in the Inland Empire in San Bernardino County, in the city of Ontario. In addition to the Bank’s physical locations, it offers comprehensive business and individual banking services over its Internet Bank at www.pmbank.com.

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